Exhibit 21
Pinnacle Entertainment, Inc.
List of Subsidiaries

Subsidiary	State of Organization	Name(s) under which Subsidiary does Business
Ameristar Casino Black Hawk, LLC	Colorado	Ameristar Black Hawk
Ameristar Casino Council Bluffs, LLC	Iowa	Ameristar Council Bluffs
Ameristar Casino East Chicago, LLC	Indiana	Ameristar East Chicago
Ameristar Casino Kansas City, LLC	Missouri	Ameristar Kansas City
Ameristar Casino St. Charles, LLC	Missouri	Ameristar St. Charles
Ameristar East Chicago Holdings, LLC	Indiana
Ameristar Lake Charles Holdings, LLC	Louisiana
Belterra Resort Indiana, LLC	Nevada	Belterra Resort
Boomtown, LLC	Delaware
Cactus Pete’s, LLC	Nevada	Cactus Petes and Horseshu
Double Bogey, LLC	Texas
Louisiana-I Gaming, A Louisiana Partnership in Commendam	Louisiana	Boomtown New Orleans
Mountain Laurel Racing, Inc.	Delaware
OGLE HAUS, LLC	Indiana	Ogle Haus Inn
Pinnacle MLS, LLC	Delaware
Pinnacle Retama Partners, LLC	Texas	Retama Park Racetrack
PNK (Baton Rouge) Partnership	Louisiana	L’Auberge Baton Rouge
PNK (BOSSIER CITY), L.L.C.	Louisiana	Boomtown Bossier City
PNK Development 7, LLC	Delaware	Heartland Poker Tour
PNK Development 8, LLC	Delaware
PNK Development 9, LLC	Delaware
PNK Development 33, LLC	Delaware
PNK (LAKE CHARLES), L.L.C.	Louisiana	L’Auberge Lake Charles
PNK (Ohio), LLC	Ohio	Belterra Park
PNK (River City), LLC	Missouri	River City
PNK (SA), LLC	Texas
PNK (SAM), LLC	Texas
PNK Vicksburg, LLC	Delaware	Ameristar Vicksburg
Washington Trotting Association, LLC	Delaware	The Meadows